Exhibit 10.1

AMENDMENT NO. 2 TO MAJOR

APPLIANCE & DIRECT MARKETING AGREEMENT

THIS AMENDMENT NO. 2 TO MAJOR APPLIANCE & DIRECT MARKETING AGREEMENT (“Amendment 2”) is made and entered into effective as of the 1st day of September, 2005 (“Amendment 2 Effective Date”) by and among Gregg Appliances Inc., an Indiana corporation, with its principal offices at 4151 East 96th Street, Indianapolis, IN 46240 (“Dealer”), GE-Zurich Warranty Management, Inc., an Illinois corporation, located at Appliance Park, AP6-218, Louisville, KY 40225 (“GEZWM”), and GE Service Management, Inc., an Illinois corporation, located at Appliance Park, AP6-218, Louisville, KY 40225 (“GESM”), as an amendment to that certain Retail Dealer Agreement (“Agreement”) effective on March 20, 2001 as amended by Amendment 1 effective on May 29, 2002. All defined terms used herein shall have the same meanings ascribed to them in the Agreement. This Amendment No. 2 together with all prior amendments are incorporated by reference into the Agreement such that the Agreement as amended shall become the definitive agreement between the parties.

BASIS OF AMENDMENT

1. Dealer, GEZWM and GESM desire to amend the Agreement between the parties;

2. The parties hereto desire to remove GEZWM as a party to the Agreement and provide for the assumption by GE and/or Assurant (as defined below) of all GEZWM’s responsibilities and liabilities under the Agreement;

3. The parties hereto desire to arrange for GE to take calls and schedule service for all current and future store market areas;

4. The parties hereto desire to arrange for all carry-in shop service and in-home field service under the Service Contracts and Dealer Portfolio contracts (as defined below) to be performed by Customer Care™ service providers in place of Dealer service providers and for GE to assume processing for all Claims; and

5. The parties hereto desire to provide for a Service Contract program on consumer electronics products (“CE”) for Consumers of Dealer.

NOW THEREFORE, in consideration of the mutual covenants and promises as set forth herein, the parties do hereby agree as follows:

1. Parties to the Agreement. The preamble to the Agreement is hereby amended to read as follows:

THIS RETAIL DEALER AGREEMENT (the “Agreement”) is entered into as of this 20TH day of March, 2001 (“Effective Date”) by and among Gregg Appliance Incorporated,

an Indiana corporation, with its principal offices at 4151 East 96th Street, Indianapolis, IN 46240 (“Dealer”), Federal Warranty Service Corporation, located at 260 Interstate North Circle, NW, Atlanta, GA 30339 (“Federal”), Sureway, Inc., (“Sureway”), American Bankers Insurance Company of Florida (“ABIC”) Sureway and ABIC being located at 11222 Quail Roost Drive, Miami, Florida 33157 (Federal, Sureway and ABIC shall collectively be referred to as “Assurant”), General Electric Company, a New York corporation, through its GE Consumer & Industrial business component, located at Appliance Park, AP6-218, Louisville, KY 40225 (“GE”), and GE Service Management, Inc., an Illinois corporation, located at Appliance Park, AP6-218, Louisville, KY 40225 (“GESM”).

2. Assignment. Pursuant to the Agreement, Section C.31 – ASSIGNMENT, GEZWM’s responsibilities under the Agreement are hereby assigned to GE and Assurant and GE and Assurant hereby accept assignment of such responsibilities.

3. Claims. The definition of “Claim” in Section B, paragraph 3, is amended to read as follows:

“3. Claim means a completed service or replacement event, whether provided in-home or in shop, made under a valid Service Contract or a Dealer Portfolio contract including the service performed, parts, repair or replacement of Eligible Products and items covered by a valid Service Contract or Dealer Portfolio contract and subject to the terms and conditions of such Service Contract or Dealer Portfolio contract.”

4. The following definitions are hereby added to Section B:

“11. Incurred Losses means the total amount of all claims paid plus the amount for outstanding claims that have been incurred but not paid under Service Contracts at the current calculation date.

12. Ultimate Losses means i) Incurred Losses, plus ii) projected future claims to be paid, as determined by application of actuarial principles, under all non-expired Service Contracts in force as of the calculation date.

13. Projected Loss Ratio means Ultimate Losses divided by Reserves, expressed as a percentage, as of the calculation date for which the accounting is being rendered.

14. Reserve means a dollar amount, set aside by Assurant from Service Fees, that is determined by Assurant based upon relevant historical experience and actuarial principles to be required and necessary to satisfy all Claims under Service Contracts sold inception-to-date.

15. Dealer Portfolio means all Dealer Service Contracts covering major appliances (“MA”) and CE products in force on the date hereof. Additionally, the term Service Contract, as utilized in the Agreement, shall include Dealer Portfolio.

16. GE/Assurant Portfolio means Service Contracts sold by Dealer covering MA products from March 20, 2001 through August 31, 2005.

17. GE/Assurant New Business means Service Contracts sold by Dealer covering CE products in the new store market areas, as provided in Section 39.a. below, and covering MA and CE products beginning September 1, 2005.”

5. New CE Eligible Products and Service Fees. Exhibit A, Eligible Products, and Exhibit D, Service Fees, are hereby amended to include coverage on CE products and to include the Service Fees payable from the Dealer to GE and Assurant for such coverage all as more fully described on the attached Exhibits A and D. The Service Fees will remain in effect without modification for a period of two (2) years from the Amendment 2 Effective Date, unless otherwise mutually agreed to in writing between the parties. Thereafter the Service Fees are subject to change in accordance with Section C. 7. b. of the Agreement and Section 14 of this Amendment 2.

6. Service Contract Form. Attached as Exhibit C is the most current form of terms and conditions for coverage on MA and CE products and hereby replaces any prior versions of the terms and conditions.

7. MA Service Fee Increase. In accordance with Section C. 7. of the Agreement, Exhibit D, Service Fees, is hereby amended to provide for an increase in Service Fees for MA Eligible Products. The attached Exhibit D hereby replaces any prior versions as of the Amendment 2 Effective Date. The Service Fees will remain in effect without modification for a period of two (2) years from the Amendment 2 Effective Date, unless otherwise mutually agreed to between the parties. Thereafter the Service Fees are subject to change in accordance with Section C. 7. b. of the Agreement and Section 14 of this Amendment 2.

8. Appointment/Territory. Section C.1. of the Agreement is amended to remove the state limitation for the Service Contract program and to expand the territory nationwide. Provided, however, that Dealer agrees to notify GE of new store openings outside of the current states of Illinois, Indiana, Kentucky, Ohio, Tennessee, Georgia and Alabama, North Carolina and South Carolina to enable GE to update the form of Service Contract for state compliance as necessary.

9. Authority and Duties of the Dealer. Section C.2., with regard to Claims processing, Service Level Requirements, compliance with applicable law and service is amended to delete subparagraphs a.(iii) and (iv), c., d., e., h., k. and l. in their entirety.

10. Exhibit E. Exhibit E, Service Level Requirements is deleted in its entirety and replaced with a new Exhibit E, Confidentiality Agreement, as provided in Section 15 below.

11. Letter of Credit. Section C. 3. contemplates and shall include liability incurred by Dealer for the replacement program provided for in Section 39.b. of this Amendment 2.

12. Dealer Data Files. The first sentence of Section C. 8., subparagraph a, is amended to read as follows:

“a. Dealer shall provide daily sales data files to GE on all Service Contracts sold and canceled at its retail locations in accordance with the attached Exhibit F.”

13. GE Invoices. Section C. 10. is deleted in its entirety and replaced with the following:

“10. GE INVOICES. GE shall invoice Dealer for all Service Fees based on the Service Contract sales information supplied by Dealer. The invoices shall include the following information on each Service Contract: Consumer name, Service Contract purchase date; GE contract number; date of invoice; and dollar amount of Service Fees. Service Fees shall be due and payable and paid by Dealer to GE in accordance with the following schedule by direct electronic debit initiated by GE: In year one following the Amendment 2 Effective Date, payment terms shall be 180 days; in year two payment terms shall be 90 days; in year three payment terms shall be monthly. Dealer will provide GE access to its general operating account for the sole purpose of facilitation of GE’s direct electronic debit of Service Fees. The parties agree that the method, content, timing and terms of GE invoices may be amended as mutually agreed by the parties by letter or other written communication that sets forth the amendment and is signed by authorized representatives of the parties. The parties further agree that any amounts outstanding from Dealer and not timely paid in accordance with the schedule above shall accrue interest at the rate of one percent (1%) per month.”

14. Term and Termination. Section C.15 is deleted in its entirety and replaced with the following:

“15. TERM AND TERMINATION.

a. Term. This Agreement shall be for a period of three (3) years from the Amendment 2 Effective Date (the “Initial Term”) and shall renew automatically thereafter for successive one (1) year periods (each a “Renewal Term”), unless earlier terminated as provided herein. The Initial Term, as extended by one or more Renewal Terms, shall be collectively referred to herein as the “Term.”

b. Termination.

i)	For Cause. At any time during the Agreement Term, any Party may terminate for cause by giving written notice of breach to the breaching party(ies) of with ten (10) days to cure. If the breaching party does not cure within ten (10) days, the Agreement will immediately terminate without further action.

ii)	Termination by Nonrenewal. After the Initial Term, any party may terminate with or without cause by giving notice of intent to nonrenew at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

c. Effect of Termination or Expiration Generally. Upon termination, all rights and obligations of the parties under this Agreement shall cease, except that Dealer shall pay all Service Fees due; GE shall continue to meet its performance obligations under the Service Contracts, and shall provide/pay Dealer all refunds or credits due for Service Contract cancellations. In addition, upon termination or expiration of the Agreement, the following provisions shall also survive the expiration or earlier termination: Section 4 (“Letter of Credit”); Section 19 (“Indemnification”); and Section 24 (“Confidentiality”).

d. Service Fee Increase/Termination Rights. In accordance with Sections 5 and 7 of this Amendment 2, Service Fees shall not be increased by GE for a period of two years from the Amendment 2 Effective Date. Thereafter, GE and Assurant shall have the option to increase Service Fees should the Projected Loss Ratio exceed one hundred percent (100%) (“Projected Deficiency”). In the event GE and Assurant desire such a Service Fee increase, GE and Assurant may, at any time after the initial two (2) year period, provide Dealer with ninety (90) days prior written notice of such increase. If Dealer does not reject such increase within this ninety (90) day period it shall be deemed accepted without further action of either party and shall become effective as the end of the ninety (90) day period. If Dealer rejects such increase, GE and Assurant shall have the option, but not the obligation, to terminate the Agreement upon ten (10) days written notice, given no later than ten (10) days after notice of Dealer’s rejection of such increase. If GE or Assurant do not terminate the Agreement within this ten (10) day period, the Service Fee shall continue at its previous level through the end of the third year of this Agreement.”

15. Confidentiality. Section 24 is amended to include the provisions of the Confidentiality Agreement between Gregg Appliances, Inc. and General Electric Company, dated February 11, 2005, and attached hereto and incorporated herein by reference as Exhibit E. The provisions of the Confidentiality Agreement shall remain in full force and effect for the term of the Agreement.

16. Notices. Section 26 is deleted in its entirety and replaced with the following:

“26. NOTICES. Any notice required or permitted to be given under this Agreement shall be given in writing and may be delivered by (i) personal service, (ii) registered mail, postage prepaid, addressed to the other parties, or (iii) overnight delivery services such as Federal Express, or (iv) facsimile with a follow-up copy by regular mail addressed to the other parties as follows:

If to Dealer:

HH Gregg Appliance Inc.

4151 East 96th Street

Indianapolis, IN 46240

Attn: Dennis May

Phone: 317-848-8710

Fax: 317-848-8768

With a copy to:

HH Gregg Appliance Inc.

4151 East 96th Street

Indianapolis, IN 46240

Attn: Jerry Throgmartin

Phone: 317-848-8710

Fax: 317-848-8768

If to GE or GESM:

GE Consumer & Industrial

Appliance Park, AP6-228

Louisville, KY 40225

Attn: Terry Hawkins

Phone: 502-452-7820

Fax: 802-452-0833

With a copy to:

GE Consumer & Industrial

Appliance Park, AP2-225

Louisville, KY 40225

Attn: Senior Counsel Transactions

Phone: 502-452-5140

Fax: 802-452-0395

If to Assurant:

Assurant Solutions

260 Interstate North Circle, N.W.

Atlanta, GA 30339-2111

Attn: Joe Erdeman

Phone: 770-763-1428

Fax: 770-859-4501

17. New Sections are added to the Agreement as follows:

38. SERVICE. GE is hereby authorized and obligated to perform the following services for Dealer:

a. To maintain and manage GE’s Customer Care™ service network to provide carry-in shop repair services and in-home field repair services for Contract Holders; measure quality of service of Customer Care™ in an effort to provide the best overall experience for the Consumer; and, to supply consumer satisfaction survey results for service to Dealer on a semi-annual basis. GE retains the right to discontinue carry-in shop service, with 90 days prior written notice to Dealer, if it becomes uneconomical based on volume and may choose to manage the program through an advanced exchange model or through the use of local service centers. As used herein, the term “Customer Care service network” shall mean the group of independent service providers authorized by GE to perform repair services on Eligible Products covered by Service Contracts and Dealer’s service contracts. In the event there is a demonstrated, continuing inability to meet industry standards for commercially reasonable service quality by a service provider within the Customer Care service network, Dealer shall have right to request, in writing, that the aforementioned service provider no longer be utilized by GE to perform services for Contract Holders, and GE and Dealer shall meet within five (5) business days of such request to determine alternatives for replacing such service provider within thirty (30) days.

b. To receive, evaluate and pay covered Claims with regard to Eligible Products covered under the Service Contracts and Dealer Portfolio contracts. Dealer shall reimburse GE for Claims paid on all Dealer Portfolio contracts for which Dealer retains financial responsibility. GE shall invoice Dealer and Dealer shall pay GE for such Claims monthly within 14 days of receipt of invoice.

c. To cooperate and support Dealer’s transfer of its depot repair facilities to third parties. Dealer will only transfer the depot repair facility to third parties that have agreed to depot service rates acceptable to GE and that have contracted or will contract with GE as a Customer Care service provider. Dealer agrees it will provide GE with ninety (90) days prior written notice of any intention to discontinue the lease of any of its shop depot repair facilities to the third party service providers.

d. To provide Consumer referrals through an IVR for covered product in-warranty service to the top seven original equipment manufacturers (“OEM”). For all other OEMs, GE’s call center will refer the Consumers to an OEM authorized Customer Care service provider for in-warranty service.

39. ADMINISTRATION OF SERVICE CONTRACTS.

a. Full Service Administration. The parties agree that on September 1, 2005, GE will provide Administrative Services for all GE/Assurant Portfolio Contract Holders, Dealer Portfolio contract holders, and GE/Assurant New Business Contract Holders. Additionally, GE will process all valid Claims for repairs performed in accordance with the terms and conditions of the Service Contracts and Dealer Portfolio contracts (subject to Section 40 below). In exchange for GE assuming responsibility for the administration of the GE/Assurant Portfolio Contracts, Dealer shall pay GE the sum of Nine Hundred and Eighty Thousand Dollars ($980,000.00) to be paid Two Hundred and Forty-five Thousand Dollars ($245,000.00) upon execution of this Amendment 2 and Two Hundred and Forty-five Thousand Dollars ($245,000.00) on or before each anniversary date of the Amendment 2 until fully paid.

b. Small Electronics Service Contracts. GE shall provide Dealer with replacement program Service Contracts on small electronics products. As used in this Amendment 2, “small electronics products” include products with a purchase price not to exceed $300. Dealer will be responsible for the amount in excess of $300. Replacement of small electronics products shall be handled at the store level at the sole expense of Dealer. Dealer agrees to pay GE a fee of $1.00 per Service Contract covering small electronics products as set forth in Exhibit D. In the event a Contract Holder moves outside of the Dealer market states and cannot reasonably return their product to Dealer, GE shall provide product replacement and invoice Dealer for reimbursement. GE shall invoice Dealer and Dealer shall pay GE for such Claims monthly within 14 days of receipt of invoice.

c. Depot Service. In accordance with the Service Contracts GE will facilitate the round trip transportation between the Contract Holders and its service depots for the repair of covered Eligible Products owned by Contract Holders that require depot service utilizing its current processes.

40. DEALER PORTFOLIO.

a. Dealer Portfolio Data. Dealer shall provide to GE all Dealer Portfolio contract data in an acceptable format. The parties recognize a deficiency in the Dealer Portfolio data and possible ambiguity as to the coverage provided to Consumers under various terms and conditions and Dealer agrees GE shall not be held responsible for any Claims or service issues arising therefrom. GE shall make every effort to obtain missing data directly from the Contract Holder at the time a service request is made. Additionally, GE shall make every effort to ascertain the coverage provided under a Contract Holder’s specific terms and conditions. Financial Claims responsibility on Dealer Portfolio contracts shall be determined by the initial Consumer contact date as follows: Claims arising prior to September 15, 2005 shall be the responsibility of Dealer; Claims arising on or after September 15, 2005 shall be the responsibility of GE.

b. Confirmation of Service Contract Count. By November 15, 2005, Dealer shall pay GE the sum of Twenty-one Million, Four Hundred Sixty-seven Thousand, Four Hundred Seventy-three Dollars and Thirty-seven Cents ($21,467,473.37) to assume the Dealer Portfolio upon execution of this Amendment 2.

c. Effective Date of Portfolio Transfer. The effective date of transfer shall be September 15, 2005.

41. ESCALATED CLAIMS. Replacement of Eligible Products, not to include small electronics as provided for in Section 39.b., covered under a Service Contract shall be handled at the store level. Dealer shall be required to obtain an authorization number from GE prior to replacement of any covered product. GE shall reimburse Dealer for replacement products covered by a Service Contract at Dealer’s landed cost if, and only if, Dealer obtained a prior authorization for such replacement.

42. NEW PRODUCT INTRODUCTION. In the event Dealer desires to sell Service Contracts on a new product category (new technology) not included in Exhibit A, Dealer shall notify GE in writing, 30 days prior to floor loading, providing all product information prior to selling Service Contract coverage on such product. GE shall, at its sole option, reply in all due haste with either a pricing proposal or declination letter. Once and if GE declines to support a service contract offering, Dealer shall be released from the exclusivity requirement of section C(5) of the Agreement, with respect to that product or product category only. Any pricing for product additions shall not be implemented by Dealer until Dealer receives a new price schedule from GE and in all cases shall not be implemented prior to the start of a new calendar month.

43. DISPUTE RESOLUTION. For purposes of this Section, GE and GESM shall collectively be referred to as a party, Assurant shall be a party and Dealer shall be a party.

a. Arbitration. The parties hereby agree to invoke arbitration as their sole and exclusive remedy to resolve any dispute, controversy or claim arising out of or relating to the Agreement, or the breach thereof, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration, provided, however, that: 1) the claim shall be decided by one (1) arbitrator who shall be a retired federal or state court judge and who shall be selected by mutual agreement of the parties, or if the parties cannot agree, by the Judicial Arbitration and Mediation Services (“JAMS”) in Atlanta, Georgia; 2) no provision of, or the exercise of any rights under, this paragraph shall limit A) either Assurant’s, GE’s or GESM’s right to (i) exercise self-help remedies such as setoff or repossession; or (ii) to judicially or non-judicially foreclose against any real or personal property collateral (neither Assurant, GE nor GESM shall be compelled to submit any such action to arbitration); B) either Assurant’s, GE’s or GESM’s right to (i) obtain provisional, ancillary or equitable remedies such as injunctive relief, attachment, the appointment of a receiver, or (ii) to obtain the enforcement of this arbitration provision or appropriate discovery rights in connection with any such action from a court having jurisdiction before, during or after the pendency of any arbitration; and 3) any arbitration proceeding or result shall be treated by all parties with strict confidentiality.

b. Forum for Disputes. THE ONLY MATTERS WHICH MAY BE THE SUBJECT OF A COURT ACTION ARE TO ENFORCE PARAGRAPH 43. a. HEREOF OR TO ENJOIN NON-PERFORMANCE OF PARAGRAPH 43. a. HEREOF, OR ANY ACTION UNDER 43. a. 2) HEREOF.

44. LIMITATION OF LIABILITY. GE’s liability herein shall in no event exceed the liability that Dealer would have to its Customers if Dealer were providing the services to be performed by GE hereunder. EXCEPT WHERE PROHIBITED BY LAW, NEITHER GE NOR DEALER SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR SPECIAL DAMAGES OF ANY KIND INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, SAVINGS OR REVENUES WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT. This exclusion applies regardless of whether such damages are sought based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.

45. Applicability of Provisions of Agreement. Except as otherwise required under this Amendment 2, all provisions of the Agreement that apply to Service Contracts shall apply to the Dealer Portfolio contracts.

46. Compliance with Applicable Law. The parties shall comply with the provisions of any applicable law and all lawful standards, permits, licenses, approvals, orders, rules and regulations promulgated pursuant thereto. The parties shall indemnify the other party(ies) for any breach of this provision in accordance with Section 19 of the Agreement.

Except as expressly set forth herein, the Agreement shall be unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment 2 to the Agreement to be executed by their duly authorized representatives as of the date first above written.

Gregg Appliances Inc.

By:	/s/ Dennis L. May
Dennis L. May, Chief Operating Officer

American Bankers Insurance Company of Florida

By:	/s/ Joe Erdeman
Joe Erdeman, Senior Vice President

Federal Warranty Service Corporation Sureway, Inc.

By:	/s/ Joe Erdeman
Joe Erdeman, President

General Electric Company, through its
GE Consumer & Industrial business component

By:	/s/ Terry Hawkins
Terry Hawkins, General Manager Warranty Management